Aura Systems Inc.

September 8, 2008

Dear Stockholders of Aura Systems Inc.

Our Company, Aura Systems Inc., is a very different company today than it was two and half years ago when it emerged from Chapter 11 reorganization. As your CEO and Chairman, I would like to share with you my vision for the Company both for the near term and longer term.

Two and half years ago the Company was reorganized and for all practical purposes, was a complete start-up with one major difference. The new Aura started with world class, patented, fully-developed, and commercialized technology. This exceptionally valuable asset, using generally accepted accounting principals (GAAP), has no value assigned to it on the balance sheet. Therefore, analysis of the balance sheet without an understanding of the patented underlying technology and its potential for revenues and profits can lead one to completely misjudge the Company and its potential.

Of course the technology alone, while absolutely necessary, is not sufficient to build a great business. Two and half years ago we started with a broken company. We had an advanced technology but very few engineers. We had a product in the field but almost no customer service. We did not have a sales organization, and the Company had not filed audit reports for more than two years. Our first task was to rebuild the infrastructure. Today we have eleven full time scientists and engineers and we expect to double that number over the next two years. We have nine full time sales people and plan to increase that to twelve in the near future. We now have five full time people in customer service and plan to more than double that in the next six months. We are current with all SEC required audits and quarterly reports and have upgraded our accounting system and increased our accounting staff.

The Aura’s axial flux induction machine technology, known as AuraGen for commercial applications, and VIPER for military applications, provides numerous business opportunities due to its unique performance and geometric characteristics. Our near term vision and focus is mobile power generation applications and, looking a little further out, we see significant opportunities in induction electric motor applications.

A very promising and rewarding application of our technology is our new all-electric transport refrigeration system (“TRU”) for mid size trucks (20,000 BTU/hr). Our system, named the Oasis, is comprised of our AuraGen G8500 ICS system and an all-electric commercial refrigeration system built for us by the Dimplex Corporation. The system is a marvelous piece of machinery capable of starting 3-4 horsepower compressors and resulting in elimination of the traditional diesel engine used in TRU’s, along with the associated extra fuel, harmful emissions, and required service and maintenance. We are now delivering numerous systems integrated into Navistar International, Freightliner, Isuzu, UD (Nissan), Fuso (Mitsubishi), Hino (Toyota), and

2330 Utah Ave. El Segundo, California 90245

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Kenworth truck chassis. The response from the field and from customers has been impressive. We believe that our market potential in the U.S. is approximately 5,000 systems annually with an average price of $23,000.00. In addition, we have now entered into a distribution agreement for the Oasis in Eastern Europe, are in final negotiations for distribution in Korea, and hope to enter into similar agreements for distribution in Western Europe and other countries in Asia in the coming six months. The opportunities outside the U.S. should be similar in number of units and price. Similar to the mid size TRU applications are the large refrigeration trailer applications. The large refrigeration trailers require 9-10 horsepower compressors, (50,000-60,000 BTU/hr cooling capacity), that translate into 16,000 watts of electric power on a single circuit. We have recently developed, tested, and commercialized such a capability and will soon introduce our refrigeration trailer solution. Our market potential for trailers is estimated at over 15,000 systems per year worldwide. Such systems are projected to be priced at approximately $40,000 each.

Both the cost of fuel, and emission concerns, are providing the impetus for improved fuel efficiency across all trucks and, in particular, recent anti-idling laws that are taking form across the nation have created challenges to the class 8 trucks. One approach to increase fuel efficiency is to electrify many of the existing under-the-hood systems such as Heating Ventilation and Air-conditioning (“HVAC”), the water pump, and hydraulic fans. The AuraGen is an ideal machine for such applications due to its efficiency, relatively small size, capability of providing both AC and DC power simultaneously, ability to handle large, unpredicted power spikes, and its ability to serve both as a motor and a generator with the same piece of hardware. We are currently working with two major companies for such applications. The power requirements for such a system are approximately 4 kW, with some applications requiring up to 8 kW of exportable power. We estimate this market potential at approximately 10,000 systems in the first year of introduction, and growing from there to over 30,000 systems annually, priced at approximately $3,500 per system.

Hybrid vehicles also provide a great opportunity for the AuraGen. The AuraGen’s unique high-power density (power per unit volume), the ability to provide maximum rated power over a very large RPM range without a need for a gear box, and the ability to readily and seamlessly switch between motor and power generation functions, provide an ideal package for this application. Currently the AuraGen is used as both the starter motor and the power generator on hybrid platforms using FORD E350 and E450 chassis. We estimate a market opportunity for our product of 20,000-30,000 systems per year at an average price of $3,500 per system.

The axial flux design of the AuraGen readily lends itself to marine applications for onboard mobile power and for propulsion. Currently we are delivering dual VIPER systems under contract with the U.S. Coast Guard for 190 new, medium size patrol boats, and have delivered a number of our systems to the U.S. Navy for numerous applications. The commercial applications in leisure and sport fishing boating, as well as commercial fishing boats, are also very significant. We have started discussions with one of the largest leisure boat manufacturers, as well as two very large marine engine manufacturers, for the utilization of the AuraGen as the electric power source. We currently estimate our worldwide market opportunities in this sector at 10,000 systems per year at $10,000 per system.

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These are some of the more significant commercial activities that have the potential to propel our Company to a new level over the next year. However, it is also clear that we would need to significantly increase our resources and capabilities in order to realize the commercial potential. We need to increase our staff from the current 74 to most likely over 120. We will need to increase our facilities from the current level of approximately 40,000 square feet to over 100,000 square feet and we will require more test equipment, software tools, computers, trained and certified service centers (truck dealers), and significantly increase management.

In addition to the commercial applications our Company is involved in numerous military applications for land vehicles from light tactical vehicles such as the HUMMV, and its expected replacement JLTV, to the very large trucks such as MRAP II, HEMITT, and HIT. Our involvement is generally as a sub-contractor to major defense contractors such as Lockheed, General Dynamics, BAE, American General, SAIC and others. The unfortunate problem of dealing with the military is the unpredictability of timing and funding for specific programs. While we are part of numerous ongoing programs with very large potential it is difficult to plan and estimate until contracts are issued. We do expect, however, significant programs over the next twelve months.

Our Company was started years ago by a group of scientists and engineers. They developed a world-class technology with a potential for a paradigm shift to allow numerous industries to become more efficient, and environmental friendly at a competitive cost. It took large amounts of money, ten years to develop and commercialize, many years to test, and recently, a significant economic crisis to create market awareness. The new diesel emission regulations scheduled to go into effect December 31, 2008 in California and other states are forcing users to look for alternatives, such as our Oasis system, to help clean up the air and eliminate NOx and PM emissions from TRUs. The recent cost of diesel fuel is a major driving force for electrification of trucks to reduce fuel usage. HVAC, fans and water pumps are going electric and major companies are integrating the AuraGen for such applications. Hybrids are hot and the AuraGen will play a significant role in this transformation both as a generator and a motor.

We have great opportunities and a number of challenges, and we are working diligently to solve these challenges.

I would like to take this opportunity to thank all of you for your patience and support. We are focused, our determination is strong, and our vision is clear. Aura and its technology will make a difference in the way people live and in the way businesses are run.

Thank you

Melvin Gagerman

Safe Harbor Statement

Statements in this letter regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to the future growth and success of the Company's technology and products, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-

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looking statements can be identified by terminology such as "anticipate," "believe," "could," "estimate," "expect," "intend," "is planned," "may," "should," "will," "will enable," "would be expected," "look forward," "may provide," "would" or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to under the section "Risk Factors" in the Company’s Annual Report on Form 10-K for the period ended February 29, 2008, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. The Company is providing this information as of this date and assumes no obligations to update this information or revise any forward-looking statements, whether as a result of new information, future events or otherwise.